Exhibit 10.7

Description of Verigy’s Pay-for-Results Program

General

The following is summary of the key provisions of Verigy’s Pay-for-Results program as in effect during fiscal 2010. There is no formal plan document related to this program.

The Pay-for-Results program is designed to link the cash compensation for designated executives and other key contributors directly to business performance. The program provides for the payment of cash bonuses if pre-determined business performance measures are met and/or exceeded.

Administration

The Compensation Committee of the Board administers the program as it related to executives, and approves bonus attainment levels for all participants.

Participation and Eligibility

All executives and certain other key contributors designated by the executive officers are eligible to participate in the program during fiscal 2010. To be eligible for payment for a bonus period, participants have to be employed on the last day of that bonus period. Payouts for individuals who join the company and become eligible for participation in the program after the start of a bonus period will be pro rated.

Plan Operation

The program is administered in six-month performance periods that coincide with each half of Verigy’s fiscal year. Each participant’s target bonus is an amount, equal to a stated percentage of the participant’s base salary. The stated percentage includes, in each case, a target of 15% of the participant’s base salary that is tied to the same performance measures as apply to all employees under Verigy’s company-wide “Verigy Results Bonus” or “VRB” program. (The VRB program pays bonuses based on achievement of operating profit targets set in relation to a multi-year profitability model.)

In addition to the 15% of a participant’s base salary that is tied to the VRB program, another percentage of the participant’s base salary is based on achievement to short-term operating profit margin objectives set for each fiscal half year. For certain individuals, the program provides weighting for the financial results associated with the product family with which they are primarily associated while other participant targets are based entirely on overall company-wide results. Executive Officers are also measured against relative total shareholder return compared to a peer group of semiconductor equipment companies. Certain other individuals may also have a performance objective relating to sales results.

The overall Pay-for-Results target percentage of a participant’s base salary is based on the position level within the company and competitive practice. There are minimum performance levels that must be attained before paying a bonus. Pay-for-Results bonuses are paid if the minimum performance threshold is met or exceeded in the performance period. The maximum bonus represents 200% of the target bonus if meeting the maximum performance level.

A separate bonus program is administered for the newly acquired Touchdown Technologies, Inc. that is similar in nature to the Pay-for-Results bonus program. Instead of Verigy’s operating profit margin and other performance measurements, the Touchdown Technologies bonus is based on meeting key Touchdown Technologies’ objectives.